Exhibit 99.2

China NMPA Approves Tislelizumab for Recurrent or Metastatic Nasopharyngeal Cancer

Tislelizumab is now approved in nine indications in China

CAMBRIDGE, Mass. & BASEL, Switzerland & BEIJING, China – June 10, 2022 – BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that the China National Medical Products Administration (NMPA) has approved BeiGene’s anti-PD-1 antibody, tislelizumab, in combination with chemotherapy as a first-line treatment for patients with recurrent or metastatic nasopharyngeal cancer (NPC).

“NPC is one of the most common head and neck cancers in China and many parts of Asia. Treatment options have been limited, with chemotherapy primarily provided for front-line care. On behalf of these patients, today’s approval of tislelizumab, a potentially differentiated checkpoint inhibitor, for patients with recurrent or metastatic NPC could provide new hope,” commented Mark Lanasa, M.D., Ph.D., Chief Medical Officer, Solid Tumors at BeiGene. “We look forward to bringing this important immunotherapy to the underserved patient community in China.”

“With nine approved indications in China, our 3,100+ science-based commercial team is working to make tislelizumab more broadly available to those who may benefit from this important immunotherapy,” commented Xiaobin Wu, Ph.D., President, Chief Operating Officer, and General Manager of China, at BeiGene. “Today’s approval is a great step for patients in China with NPC.”

“In the pivotal Phase 3 RATIONALE-309 trial, comparing two arms of patients receiving either tislelizumab in combination with standard chemotherapy, or a placebo with standard chemotherapy, we observed statistical and clinically meaningful improvement in progression-free survival in the tislelizumab arm as assessed by both independent review committee and clinical investigators, and a positive trend in overall survival. These results were consistent with the updated survival data with a follow up time of 15 months, and tislelizumab was generally well tolerated,” said Li Zhang, M.D., professor at the Collaborative Innovation Center for Cancer Medicine, State Key Laboratory of Oncology in South China and Sun Yat-sen University Cancer, and the principal investigator of the trial. “The NMPA’s approval of tislelizumab in NPC is welcoming news to these many patients with the disease.”

This approval was supported by clinical results from the randomized, double-blind, Phase 3 clinical trial RATIONALE 309 (NCT03924986) to evaluate the efficacy and safety of tislelizumab combined with gemcitabine and cisplatin versus placebo combined with gemcitabine and cisplatin as a first-line treatment for patients with recurrent or metastatic NPC.

As announced in May 2021, RATIONALE 309 met the primary endpoint of PFS at the planned interim analysis. Updated efficacy analyses at a median follow-up of 15.5 months, tislelizumab in combination with chemotherapy continued to demonstrate a clinically significant progression-free survival (PFS) benefit over chemotherapy and placebo for patients with RM-NPC. Meanwhile, the tislelizumab arm continued to demonstrate a positive trend in overall survival (OS) and improvement in time to disease progression or death after next-line therapy (PFS2). The safety profile of the tislelizumab and chemotherapy combination was generally manageable and consistent with safety profiles of each treatment agent. These data were presented at an ASCO Virtual Plenary session in April and at the ASCO Annual Meeting in June 2022.

About Nasopharyngeal Cancer (NPC)

Nasopharyngeal cancer (NPC) is a malignant, squamous cell carcinoma which arises from the epithelial cells of the nasopharynx, most commonly originating in the pharyngeal recess (the fossa of Rosenmüller).i There were an estimated 62,555 new cases of NPC in China in 2020, accounting for 46.8 percent of the worldwide incidence.ii Despite the heavy public health burden of NPC in southern China and other endemic areas, relatively little is known about the etiology and prevention of NPC.iii The major risk factors for NPC are genetic predisposition, Epstein-Barr virus (EBV) infection, and consumption of salt-preserved food.iv The median overall survival rate is about 20 months in advanced NPC;v with progressively worsening prognoses falling to a three-year survival of 7-40% reported in patients with recurrent or metastatic NPC, indicating a high medical unmet need with more effective treatment urgently needed.vi,vii,viii

About RATIONALE-309

RATIONALE-309 is a multicenter, randomized, double-blind, placebo-controlled Phase 3 clinical trial (NCT03924986) designed to evaluate the efficacy and safety of tislelizumab combined with gemcitabine and cisplatin (Arm A) versus placebo combined with gemcitabine and cisplatin (Arm B) as a first-line treatment for patients with RM-NPC.

The primary endpoint of the trial is progression-free survival (PFS) in the intent-to-treat (ITT) population as assessed by an independent review committee (IRC) per RECIST v1.1 criteria; secondary endpoints include IRC-assessed overall response rate (ORR), IRC-assessed duration of response (DoR), overall survival (OS), investigator-assessed PFS, time to second objective disease progression (PFS2), and safety.

A total of 263 patients were enrolled in the trial, with 131 and 132 randomized to Arm A and Arm B, respectively, with balanced baseline characteristics between both arms. Interim results from the trial were presented in December at the European Society for Medical Oncology Immuno-Oncology (ESMO I-O) Congress. Those data showed that at a media follow-up time of 10 months, tislelizumab demonstrated a statistically significant improvement in terms of extending progression-free survival (PFS) as well as clinically meaningful benefit on other survival endpoints compared with chemotherapy and placebo and a generally manageable safety profile.

About Tislelizumab

Tislelizumab is an anti-programmed death receptor-1 (PD-1) inhibitor designed to help aid the body’s immune cells to detect and fight tumors. Tislelizumab, a humanized monoclonal antibody, is specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.

Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene has initiated or completed more than 20 potentially registration-enabling clinical trials in 35 countries and regions, including 17 Phase 3 trials and four pivotal Phase 2 trials.

Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for nine indications, including multiple approvals in non-small cell lung cancer (NSCLC). Tislelizumab has been submitted for regulatory review as a potential treatment for unresectable recurrent locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) after prior systemic therapy in the U.S., and in NSCLC and second-line ESCC in Europe. In January 2021, BeiGene partnered with Novartis to accelerate the clinical development and marketing of tislelizumab in North America, Europe and Japan.

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 2,900 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 16,000 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU and U.K., Canada, Australia and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021 BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody tislelizumab in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under FDA review, BeiGene and Novartis announced an option, collaboration and license agreement in December 2021 for BeiGene’s TIGIT inhibitor, ociperlimab, that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene is promoting five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from the Phase 3 clinical trial RATIONALE 309, BeiGene’s efforts to make tislelizumab more broadly available in China, the potential for tislelizumab to treat patients with NPC, BeiGene's advancement, anticipated clinical development, regulatory milestones and commercialization of tislelizumab, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene.” BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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i Yu, M. C., & Yuan, J.-M. (2002). Epidemiology of nasopharyngeal carcinoma. Seminars in Cancer Biology, 12(6), 421–429. https://doi.org/10.1016/s1044579x02000858.

ii Globocan 2020. Available at https://gco.iarc.fr/today/data/factsheets/populations/160-china-fact-sheets.pdf. Accessed March 2022.

iii Wu, L., Li, C., & Pan, L. (2018). Nasopharyngeal carcinoma: A review of current updates. Experimental and Therapeutic Medicine, 15(4), 3687–3692. https://doi.org/10.3892/etm.2018.5878.

iv Liu, Y.-T., Dai, J.-J., Xu, C.-H., Lu, Y.-K., Fan, Y.-Y., Zhang, X.-L., Zhang, C.-X., & Chen, Y.-M. (2012). Greater intake of fruit and vegetables is associated with lower risk of nasopharyngeal carcinoma in Chinese adults: A case-control study. Cancer Causes & Control: CCC, 23(4), 589–599. https://doi.org/10.1007/s10552-012-9923-z.

v Perri, F., (2019). Management of recurrent nasopharyngeal carcinoma: current perspectives. Onco Targets Ther, 12, 1583-1591. doi:10.2147/OTT.S188148.

vi Li, J.-X., Huang, S.-M., Wen, B.-X., & Lu, T.-X. (2014). Prognostic factors on overall survival of newly diagnosed metastatic nasopharyngeal carcinoma. Asian Pacific Journal of Cancer Prevention: APJCP, 15(7), 3169–3173. https://doi.org/10.7314/apjcp.2014.15.7.3169

vii Toumi, N., Ennouri, S., Charfeddine, I., Daoud, J., & Khanfir, A. (2020). Prognostic factors in metastatic nasopharyngeal carcinoma. Brazilian Journal of Otorhinolaryngology. https://doi.org/10.1016/j.bjorl.2020.05.022

viii Xu, Y., Huang, T., Mao, M., Zhai, J., & Chen, J. (2020). Metastatic Patterns and Prognosis of de novo Metastatic Nasopharyngeal Carcinoma in the United States. The Laryngoscope. https://doi.org/10.1002/lary.28983

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